Exhibit 4.1

ARTICLES OF AMENDMENT

FBR CAPITAL MARKETS CORPORATION

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, chapter 9, Article 11 of the Code of Virginia, states as follows:

1.	The name of the corporation is FBR Capital Markets Corporation.

2.	Article I of the company’s Amended and Restated Articles of Incorporation is amended to read in its entirety as follows:

ARTICLE I

Name

The name of the Corporation is FBR & Co.

3.	The foregoing amendment was adopted on June 1, 2011.

4.	The proposed amendment was adopted by the Board of Directors and submitted to the shareholders in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia, and:

(a)	The designation, number of outstanding shares, and the number of votes entitled to be cast by the holders of common stock entitled to vote on the amendment were:

Designation	Number of outstanding shares	Number of votes entitled to be cast
Common Stock	61,684,723	61,684,723

(b)	And the total number of votes cast for and agents the amendment by the holders of common stock was

Total votes FOR	Total votes AGAINST
55,608,471	249,248

(c)	And the number cast for the amendment was sufficient for approval.

Executed in the name of the corporation by:

/s/ Ann Marie Pulsch	June 1, 2011
Ann Marie Pulsch	Corporate Secretary

AMENDED AND RESTATED ARTICLES OF

INCORPORATION

OF

FBR CAPITAL MARKETS CORPORATION

ARTICLE I

NAME

1.1 Name. The name of the Corporation is FBR Capital Markets Corporation (the “Corporation”).

1.2 Registered Agent and Registered Office. The address of the initial registered office of the Corporation, which is located in the City of Richmond, Virginia, is 951 East Byrd Street, Richmond, Virginia 23219. The initial registered agent of the Corporation is Daniel M. LeBey, whose business office is identical with the initial registered office and who is a resident of Virginia and a member of the Virginia State Bar.

ARTICLE II

PURPOSE

2.1 Purpose. The purpose for which the Corporation is organized is to transact any lawful business not required to be specifically stated in the Articles of Incorporation.

ARTICLE III

AUTHORIZED STOCK

3.1 Number and Designation. The Corporation shall have authority to issue 400,000,000 shares of capital stock, of which 300,000,000 shall be shares of common stock, par value $0.001 per share (“Common Stock”) and 100,000,000 shall be shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

3.2 Preemptive Rights. No holder of outstanding shares shall have any preemptive right with respect to, or to subscribe for or purchase: (i) any shares of any class of the Corporation, whether now or hereafter authorized, including without limitation shares issued for cash, property or services or as a dividend or otherwise; (ii) any warrants, rights or options to purchase any such shares; or (iii) any obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.

ARTICLE IV

PREFERRED STOCK

4.1 Issuance in Series. The Board of Directors is authorized to issue Preferred Stock from time to time in one or more series and to provide for the designation, preferences, limitations and relative rights of the shares of each series by the adoption of Articles of Amendment to the Articles of Incorporation of the Corporation setting forth:

(a) The maximum number of shares in the series and the designation of the series, which designation shall distinguish the shares thereof from the shares of any other series or class;

(b) Whether shares of the series shall have special, conditional or limited voting rights, or no right to vote except to the extent required by law;

(c) Whether shares of the series are redeemable or convertible (x) at the option of the Corporation, a shareholder or another person or upon the occurrence of a specified event, (y) for cash, indebtedness, securities or other property, and (z) at prices and in amounts specified or determined in accordance with a designated formula;

(d) Any right of holders of shares of the series to distributions, calculated in any manner, including the rate or rates of dividends, and whether dividends shall be cumulative, noncumulative or partially cumulative;

(e) The amount payable upon the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(f) Any preference of the shares of the series over the shares of any other series or class with respect to distributions, including dividends, and with respect to distributions upon the liquidation, dissolution or winding up of the affairs of the Corporation; and

(g) Any other preferences, limitations or specified rights (including a right that no transaction of a specified nature shall be consummated while any shares of such series remain outstanding except upon the assent of all or a specified portion of such shares) now or hereafter permitted by the laws of the Commonwealth of Virginia and not inconsistent with the provisions of this Section 4.1.

4.2 Articles of Amendment Before Issuance. Before the issuance of any shares of a series of Preferred Stock, Articles of Amendment establishing such series shall be filed with and made effective by the State Corporation Commission of Virginia, as required by law.

ARTICLE V

COMMON STOCK

5.1 Respective Rights and Privileges. Except as otherwise provided in this Article V or as otherwise required by applicable law, all shares of Common Stock will entitle the holders thereof to the same rights and privileges and shall rank equally, share ratably, and be identical in all respects as to all matters. The holders of Common Stock shall have the respective rights and preferences set forth in this Article V.

5.2 Voting Rights.

(a) The holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation’s shareholders and shall vote together as a single voting group.

(b) The holders of the outstanding Common Stock shall, to the exclusion of the holders of any other class of shares of the Corporation, have the sole power to vote for the election of directors and for all other purposes without limitation except (i) as otherwise provided in the Articles of Amendment establishing any series of Preferred Stock or (ii) as required by law.

5.3 Dividends. The Board of Directors may from time to time authorize and declare to shareholders such dividends, in cash or other assets of the Corporation or in securities of the Corporation or from any other source as the Board of Directors in its discretion shall determine. Subject to the provisions of law and the rights of holders of shares of Preferred Stock at the time outstanding, when and as dividends are declared thereon, whether payable in cash, property or securities of the Corporation, the holders of Common Stock will be entitled to share ratably, on a per share basis, in such dividends.

5.4 Liquidation. Subject to the rights of holders of shares of Preferred Stock at the time outstanding, the holders of the Common Stock shall be entitled to participate ratably, on a per share basis, in all distributions to the holders of the Common Stock in any liquidation, dissolution or winding up of the Corporation.

ARTICLE VI

BOARD OF DIRECTORS

6.1 Number. The number of directors shall be fixed by the Bylaws or, in the absence of a Bylaw fixing the number, the number shall be nine.

6.2 Removal. The outstanding shares of the Corporation entitled to vote generally in the election of directors are referred to as the “Voting Stock.” Except for directors elected by the holders of outstanding shares of Preferred Stock as a separate voting group, any director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the voting power of all Voting Stock then outstanding, voting together as a single voting group.

ARTICLE VII

LIMIT ON LIABILITY AND INDEMNIFICATION

7.1 Definitions. For purposes of this Article VII the following definitions shall apply:

(a) “applicant” means the person seeking indemnification pursuant to this Article VII;

(b) “Corporation” for purposes of this Article VII, means this corporation and any predecessor entity;

(c) “expenses” includes counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification;

(d) “liability” means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding;

(e) “party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding;

(f) “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

7.2 Limit on Liability. In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence, or course of conduct, whether prior or subsequent to the effective date of this Article VII, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

7.3 Indemnification. The Corporation shall indemnify any person who is or was a director or officer of the Corporation and who is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he (a) is or was a director or officer of the Corporation or (b) is or was serving at the request of the Corporation as a director, trustee, partner, member or officer of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan, or other enterprise, against any liability incurred by him in connection with such proceeding unless the director or officer engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

The Board of Directors shall have the authority, by a majority vote of a quorum of Disinterested Directors, to enter into a contract to indemnify any director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

A Disinterested Director is a director who does not have (i) financial interest in a matter that is the subject of such action or (ii) a familial, financial, professional, employment or other relationship with a person who has a financial interest in the matter, either of which would reasonably be expected to affect adversely the objectivity of the director when participating in the action, and is also not a party to the proceeding. The presence of one or more of the following circumstances shall not by itself prevent a person from being a Disinterested Director: (i) nomination or election of the director to the current board by any person, acting alone or participating with others, who is so interested in the matter; or (ii) service as a director of another corporation of which an interested person is also a director.

7.4 Application; Amendment. The provisions of this Article VII shall be applicable to all proceedings commenced after the adoption hereof by the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article VII shall have any effect on the rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article VII and shall, subject to and in accordance with Section 7.7 of this Article VII, pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such indemnified person in connection with such actions and determinations or proceedings of any kind arising therefrom.

7.5 No Presumption. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section 7.2 or 7.3 of this Article VII.

7.6 Indemnification Determination. Any indemnification under 7.3 of this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 7.3.

The determination shall be made:

(a) If there are two or more Disinterested Directors, by the Board of Directors by a majority vote of all the Disinterested Directors, a majority of whom shall for such purposes constitute a quorum, or by a majority of the members of a committee of two or more Disinterested Directors appointed by such a vote;

(b) By special legal counsel:

(i)	Selected by the Board of Directors or its committee in the manner prescribed in subsection (a) of this Section 7.6; or

(ii)	If there are fewer than two Disinterested Directors, selected by the Board of Directors, in which selection directors who do not qualify as Disinterested Directors may participate; or

(c) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a Disinterested Director may not be voted on the determination.

Authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two Disinterested Directors or if the determination is made by special legal counsel, authorization of indemnification shall be made by those entitled under subsection (b) of this Section 7.6 to select counsel.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article VII shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel, the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

7.7 Expense Reimbursement.

(a) The Corporation shall pay for or reimburse the reasonable expenses incurred by any person entitled to be indemnified by the Corporation under this Article VII who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section 7.6 of this Article VII if the applicant furnishes the Corporation:

(i)	a written statement of his good faith belief that he has met the standard of conduct described in Section 7.3 of this Article VII; and

(ii)	a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct.

(b) The undertaking required by paragraph (ii) of subsection (a) of this Section 7.7 shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

(c) Authorizations of payments under this Section 7.7 shall be made by

(i)	The Board of Directors

(A) If there are two or more Disinterested Directors, by a majority of all the Disinterested Directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of a committee of two or more Disinterested Directors appointed by such a vote; or

(B) If there are fewer than two or more Disinterested Directors, by the vote necessary for action by the Board in accordance with subsection C of § 13.1-688 of the Virginia Stock Corporation Act (the “VSCA”), as it may be amended from time to time, or any successor provision, in which authorization directors who do not qualify as Disinterested Directors may participate; or

(ii)	By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a Disinterested Director may not be voted on the authorization.

7.8 Indemnification of Others. The Board of Directors is hereby empowered, by majority vote of a quorum consisting of Disinterested Directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in Section 7.2 or 7.3 of this Article VII who was, is or may become a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section 7.3 of this Article VII. The provisions of Sections 7.4 through 7.7 of this Article VII shall be applicable to any indemnification provided pursuant to this Section 7.8.

7.9 Insurance. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article VII and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article VII.

7.10 Miscellaneous. Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article VII on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article VII. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws, or arrangements); provided, however, that any provision of such agreements, bylaws, or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article VII or applicable laws of the Commonwealth of Virginia.

7.11 Severability. Each provision of this Article VII shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

ARTICLE VIII

CERTAIN VOTING MATTERS

8.1 Certain Voting Matters.

(a) As to each voting group entitled to vote on an amendment or restatement of these Articles of Incorporation, the vote required for approval shall be: (i) the vote required by the terms of these Articles of Incorporation, as amended or as restated from time to time, if such terms specifically require the approval of more than a majority of the votes entitled to be cast thereon by such voting group; or (ii) if clause (i) of this Section 8.1(a) of this Article VIII is not applicable, a majority of the votes entitled to be cast thereon.

(b) As to (i) any plan of merger or share exchange to which the Corporation is a party, (ii) any sale, lease, exchange or other disposition of the Corporation’s assets, (iii) any plan of domestication or entity conversion, or (iv) any dissolution of the Corporation for which the VSCA requires an affirmative vote of more than two-thirds of the votes cast by each voting group of shareholders entitled to vote thereon, but which requirement may be reduced to a lesser percentage under the VSCA if the lesser percentage is specified in the Articles of Incorporation of the Corporation, the affirmative vote of a majority of the votes entitled to be cast thereon by each voting group entitled to vote on the plan or transaction at a meeting at which a quorum of the voting group exists shall be required, in lieu of such two thirds requirement, but in addition to any other vote otherwise required by this Article VIII or under the VSCA.

(c) Except for amendments contained in Articles of Amendment adopted by the Board of Directors pursuant to Article IV of these Articles of Incorporation establishing any series of Preferred Stock, the affirmative vote of the holders of at least a majority of the voting power of all Voting Stock then outstanding, voting together as a single voting group, shall be required to amend, alter or repeal any provision in these Articles of Incorporation that: (i) requires the Corporation to hold, or set forth procedures applicable to the holding of, a special meeting of shareholders at the call, demand or request of any Person, including, without limitation, any shareholder or shareholders of the Corporation; or (ii) governs the nomination of persons for election to the Board of Directors or the proposal of business to be considered by the shareholders at an annual or special meeting of shareholders.

(d) The affirmative vote of the holders of at least 80% of the voting power of all Voting Stock then outstanding, voting together as a single voting group, shall be required to alter, amend, modify or repeal, or to adopt, any provision inconsistent with any provision in this Article VIII.

ARTICLE IX

SPECIAL MEETINGS OF SHAREHOLDERS

9.1 Special Meetings. Special meetings of the shareholders may be called only by (i) the Chairman, any Vice Chairman, the Chief Executive Officer or the President of the Corporation, (ii) the Board of Directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the directors of the Corporation, or (iii) the holders of a majority of the outstanding shares of Common Stock of the Corporation (the “Majority Holders”). Only business within the purpose or purposes described in the notice of the special meeting delivered by the Corporation shall be conducted at a special meeting of shareholders.

(a) Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Corporation who is a shareholder of record at the time of giving of notice provided for in this Article, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Article. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the shareholder’s written notice of nomination shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the ninetieth (90th) day prior to such special meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a shareholder’s notice as described above.

For purposes of this Section 9.1(a), “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

Notwithstanding the foregoing provisions of this Section 9.1(a), a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 9.1(a). Nothing in this Section 9.1(a) shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

(b) Notwithstanding the provisions of Section 9.1(a) of this Article IX, the Majority Holders may direct the Corporation, in a written notice duly executed by the Majority Holders and delivered to the Secretary of the Corporation, to call a special meeting of the shareholders for the purpose or purposes specified by the Majority Holders in such written notice, including but not limited to the removal or the election of one or more directors. The Corporation shall prepare a notice of special meeting of shareholders noticing the special meeting within sixty (60) days of the date of the notice of special meeting and shall mail such notice of special meeting to the shareholders of the Corporation within thirty (30) days after receipt by the Secretary of the Corporation of the written notice from the Majority Holders described in the immediately preceding sentence. Only business within the purpose or purposes described in the notice of the special meeting delivered by the Corporation to the shareholders shall be conducted at the special meeting of shareholders held pursuant to this Section 9.1(b). Nothing in this Section 9.1(b) shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

9.2 Other Procedures. Except as expressly provided in this Article IX, all procedures applicable to meetings of the shareholders of the Corporation as specified in the Bylaws shall apply to special meetings of the shareholders.

ARTICLE X

INVESTMENT AGREEMENT,

GOVERNANCE AGREEMENT AND VOTING AGREEMENT

10.1 Investment Agreement, Governance Agreement and Voting Agreement. All of the provisions set forth in these Articles of Incorporation shall be subject to the terms and conditions of that certain Investment Agreement, dated as of July 19, 2006, as amended, by and among the Corporation, Forest Holdings LLC and Forest Holdings (ERISA) LLC, that certain Governance Agreement, dated as of July 20, 2006, as amended, by and among Friedman, Billings, Ramsey Group, Inc., FBR TRS Holdings, Inc., Forest Holdings (ERISA) LLC and Forest Holdings LLC and that certain Voting Agreement, dated as of July 20, 2006, as amended, by and among the Corporation, Friedman, Billings, Ramsey Group, Inc., FBR TRS Holdings, Inc., Forest Holdings (ERISA) LLC and Forest Holdings LLC, in each case for so long as such agreement remains in effect in accordance with its terms.

10.2 Amendments to this Article X. The written consent of Forest Holdings LLC and Forest Holdings (ERISA) LLC shall be required to amend, alter or repeal any provision under this Article X for so long as each of the agreements referred to in Section 10.1 remains in effect in accordance with its terms.

ARTICLE XI

AFFILIATED TRANSACTIONS

11.1 Non-Applicability. It is expressly provided that the Corporation shall not be governed by Article 14 of the VSCA, Affiliated Transactions, as it may be amended from time to time.